Exhibit 99.1

GT Solar International, Inc. 243 Daniel Webster Highway Merrimack, NH 03054, U.S.A. Phone: +1 603 883 5200 Fax: +1 603 595 6993 Web: www.gtsolar.com

GT Solar to Repurchase and Retire 26.5 Million Shares from Private Equity Investors

Company Obtains $200 Million Debt Financing Commitment; Matt Massengill to Assume Chairmanship

MERRIMACK, N.H., November 8, 2010 — GT Solar International, Inc. (NASDAQ: SOLR) (“GT Solar”), a global provider of polysilicon production technology, and sapphire and silicon crystalline growth systems and materials for the solar, LED and other specialty markets, today announced that the company has entered into a definitive agreement to repurchase shares of common stock from GT Solar Holdings, LLC whose members include all of the Company’s private equity investors.

Under the terms of this agreement, GT Solar has agreed to purchase 26.5 million shares of its common stock at a price of approximately $7.66 per share for a total purchase price of approximately $203 million. The share repurchase is expected to close on or before November 12, 2010. As a result of the repurchase, the company’s shares outstanding are expected to be reduced from approximately 151 million to approximately 124 million. The company will use its available cash to initially fund the transaction.  Following the repurchase of these shares, the company expects to have over $110 million in cash and cash equivalents and short-term investments.

In connection with the repurchase, the company obtained a commitment from Credit Suisse for a senior secured credit facility of up to $200 million.

“We are pleased with being able to execute this accretive transaction which substantially reduces the large overhang of private equity share ownership,” said Tom Gutierrez, GT Solar president and chief executive officer.   “We continue to have a solid cash balance and we believe the business will continue delivering consistent cash flow, giving us the ability to make future investments in our solar and sapphire businesses as well as to evaluate additional strategic opportunities that enhance shareholder value.”

“Although GT Solar has the cash available to complete the repurchase, we decided to obtain a commitment for debt financing to provide the company with continued flexibility moving forward,” said Richard Gaynor, GT Solar chief financial officer.   “Today’s announcement reflects our commitment to act swiftly to create value for our shareholders.”

J. Bradford Forth and R. Chad Van Sweden, both of the GFI Energy Group of Oaktree Capital Management, L.P., an investment manager of the two private equity funds that serve as the managing member of GT Solar Holdings, LLC, have resigned from the board effective upon the closing of the repurchase. The Board will initiate a search for two new independent directors. In addition, Matt Massengill, former chairman and chief executive officer of Western Digital Corporation and a GT Solar director since September 2008, will assume the chairmanship role effective with the resignation of J. Bradford Forth.

In a separate transaction, GT Solar Holdings, LLC, has sold an additional 7 million shares to a third party in a Rule 144 transaction at a price higher than the $7.66 per share paid by the company.   The underwriters of the company’s September secondary offering released the parties from the lock up agreement to permit both the repurchase and the Rule 144 sale. The balance of the shares held by GT Solar Holdings, LLC after these transactions, approximately 17.6 million shares, remain subject to the lock up agreement which expires on December 9, 2010.  Upon completion of these announced transactions, the private equity firm that controls GT Solar Holdings, LLC will own approximately 66.2% of GT Solar Holdings, LLC, which will equate to approximately 9.4% of the company’s outstanding shares.

Updated Earnings Per Share (EPS) Guidance

As a result of this share repurchase, GT Solar is further updating EPS guidance for fiscal 2011 beyond what was reported in the company’s Q2 fiscal 2011 earnings release issued on November 5, 2010. The repurchase reduces the company’s shares outstanding on a weighted average diluted basis over the course of fiscal 2011. As a result, the company is increasing fully diluted earnings per share guidance for fiscal year 2011 to a range of $1.08 to $1.18, up from the range of $1.00 to $1.10. The full benefit of the 17.6% reduction in total shares outstanding will be reflected on a full year basis on our FY 2012 EPS.

Share Repurchase to Be Discussed on Today’s Q2 Fiscal 2011 Earnings Call

Management will provide additional details on the share repurchase during its second quarter fiscal year 2011 earnings conference call to be held this morning, Monday, November 8, 2010 at 8:00am EST.

The call will be webcast live and can be accessed by logging on to the “Investors” section of GT Solar’s website, www.gtsolar.com. No password is required to access the webcast. A slide presentation will accompany the call.

The live call can also be accessed by dialing 866.770.7146 for callers in the United States and Canada and 617.213.8068 for international callers. The telephone passcode is SOLR.

A replay of the call will be available through January 7, 2011. To access the webcast replay, please go to http://investor.gtsolar.com/ and select the webcast replay link on the ‘Events and Presentations’ page. Or, please dial 888.286.8010 for callers in the United States and Canada, or 617.801.6888 for international callers.  The telephone replay passcode is 27487936.

About GT Solar International, Inc.

GT Solar International, Inc. (NASDAQ: SOLR), is a global provider of polysilicon production technology, and sapphire and silicon crystalline growth systems and materials for the solar, LED and other specialty markets. The company’s products and services allow its customers to optimize their manufacturing environments and lower their cost of ownership. For additional information about GT Solar, please visit www.gtsolar.com.

Forward-Looking Statements

Some of the statements in this press release are forward-looking in nature, including statements under the caption “Updated Earnings Per Share (EPS) Guidance”, when the share repurchase is expected to close, the amount of cash and cash equivalents held by the company after the share repurchase, the number of shares outstanding after the repurchase and the reduction in the size of the private equity overhang, the source of the funds used in connection with the repurchase, when the senior secured credit facility will close, the Company’s future financial flexibility, consistency of future cash flows and the Company’s ability to make future investments and engage in strategic opportunities. These statements are based on management’s current expectations or beliefs.  These forward-

looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, which could cause actual events to differ materially from those expressed or implied by the statements.  Factors that may cause actual events to differ materially from those expressed or implied by our forward-looking statements include the possibility that the Company is unable to recognize revenue on customer contracts, that technological changes could render existing products or technologies obsolete, the Company may be unable to protect its intellectual property rights, competition from other manufacturers may increase, exchange rate fluctuations and conditions in the credit markets and economy may reduce demand for the Company’s products and various other risks as outlined in GT Solar International, Inc.’s filings with the Securities and Exchange Commission, including the statements under the heading “Risk Factors” in the Company’s annual report on Form 10-K for fiscal 2010 filed on June 4, 2010 and Form 10-Q for the first quarter of fiscal 2011 filed on August 6, 2010.

# # #

Contacts:

Media	Investors/Analysts
GT Solar	GT Solar
Jeff Nestel-Patt	Ryan Blair
jeff.nestelpatt@gtsolar.com	ryan.blair@gtsolar.com
(603) 204-2883	(603) 681-3869